Exhibit 10.10

Executive Level—Officer Access Only Health Care

CEO and senior management direct reports with a VP title and higher are eligible to obtain health care upon an eligible separation of employment from the Company

Executive must meet the following requirements:

•	Age and service must equal 60 or greater

•	Must have a minimum of 5 years of service

If you satisfy the requirements and would be eligible for this coverage under the Qwest Health Care Plan upon an eligible separation from employment with the company:

•	You pay the full cost of the premium for yourself and any eligible dependents

•	You must elect to continue coverage through COBRA for the entire period (usually 18 months)

•	At the expiration of the COBRA period, you may elect to continue coverage as an Access Only Executive Level-Officer Participant

•	Estimated rates are provided below, and are subject to change on at least an annual basis, and from time to time

Estimated 2008 Monthly Rates
	CDHP	PPO
Executive Only	$300-$450/month	$400-$600/month
Executive + 1	$600-$900/month	$900-$1,200/month

Other Terms And Conditions: To be eligible for this coverage upon your separation from employment:

•	You must elect to continue your health coverage (and your dependents, if any) through COBRA and exhaust the full COBRA period (usually 18 months).

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At the conclusion of your COBRA coverage, you may choose to continue your coverage (and your dependents, if any) by electing to participate in the “Access Only” benefit option coverage available under the Plan.

Coverage will continue until the last day of the month of the earliest event to occur: (a) you cease to timely pay premiums, (b) you die, (c) the Plan is amended to change or eliminate coverage, (d) you waive coverage or (e) the Plan is terminated.

An Access Only Executive Level-Officer Participant is not considered a “Retired Employee” for purposes of the Plan. All administrative rules and practices regarding Access Only Benefit Option coverage and other terms of the Plan apply. Any change made to the Plan for active management employees and dependents automatically applies to this coverage. Dependents must be covered at the time coverage begins and cannot be added later. Once coverage is waived or failed to be elected, it is no longer available.

For specific information, refer to the Plan, the applicable summary plan description and summaries of material modifications, if any. If there is any conflict between the terms of the Plan document and this correspondence, the terms of the Plan document will govern. Qwest reserves the right to amend or terminate all of the Plans and the Benefits provided—with respect to all classes of Covered Persons, retired or otherwise—without prior notice to or consultation with any Covered Person, subject to applicable laws.